POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christine A. Liebold, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE               TITLE                                       DATE

/s/ Michael J. Flynn, Chairman of the Board                     August 27, 2004
Michael J. Flynn

/s/ Patrick M. Flynn, Chief Executive Officer, President, and Director
Patrick M. Flynn                                                August 27, 2004

/s/ Eldon D. Dietterick, Chief Financial Officer, Exec. Vice Pres. and Treasurer
Eldon D. Dietterick                                             August 27, 2004

/s/ Milton Cooper, Director                                     August 27, 2004
Milton Cooper

/s/ Wolfgang Traber, Director                                   August 27, 2004
Wolfgang Traber